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                                                                       Exhibit 5

                      [WOODS OVIATT GILMAN LLP LETTERHEAD]


                                  July 9, 2004

Phoenix Footwear Group, Inc.
5759 Fleet Street, Suite 220
Carlsbad, California  92008

Gentlemen:

      In our capacity as counsel to Phoenix Footwear Group, Inc. (the "COMPANY"), we have been requested to furnish to you an opinion regarding the 2,500,000 shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK"), together with up to 375,000 additional shares of Common Stock subject to an over-allotment option (collectively the "COMPANY SHARES"), to be issued by the Company in connection with the Company's offering, as described in the Registration Statement on Form S-2, as amended (collectively, the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("SECURITIES ACT"). We understand that the Company Shares are to be offered and sold in the manner described in the Registration Statement.

      We have acted as counsel to the Company in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors of the Company on May 11, 2004, May 27, 2004 and June 15, 2004, in connection with the authorization, issuance and sale of the Company Shares (the "RESOLUTIONS"). We have examined such other documents as we consider necessary to render this opinion.

      Based upon the foregoing, we are of the opinion that: (i) the Company Shares have been duly authorized, and (ii) the Company Shares, when issued and delivered by the Company against payment therefor at the price determined pursuant to the Resolutions, will be validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                Very truly yours,

                             WOODS OVIATT GILMAN LLP

                           /s/ Woods Oviatt Gilman LLP